                                                                 EXHIBIT 10.33




                                AN APPRAISAL OF
                          DESERT SPRINGS MEDICAL PLAZA
                               LAS VEGAS, NEVADA

(logo)     VALUATION COUNSELORS GROUP, INC.

           340 Interstate North Parkway
           Atlanta, Georgia 30339
           (404) 955-0088
           (Fax) 955-0466




                               February 21, 1994



Crescent Capital Trust, Inc.
One Perimeter Park South
Suite 335-S
Birmingham, Alabama  35243

Attention:       Mr. John W. McRoberts
                 President & Chief Financial Officer

Gentlemen:

In accordance with your request, we are pleased to submit this appraisal report covering the market value of the medical office building identified as follows:

                          DESERT SPRINGS MEDICAL PLAZA
                            2121 EAST FLAMINGO ROAD
                               LAS VEGAS, NEVADA

The purpose of this valuation is to estimate the market value of the subject property's leased fee estate as of January 1, 1994, the effective date of this report. The report is to be used for asset valuation purposes. Crescent Capital Trust is acquiring this office building for the purpose of establishing a real estate investment trust (REIT). This valuation assumes that the prospective REIT is the owner of the property with Quorum Health Group guaranteeing an annual rental income stream of $528,750. This would correlate to an average square foot amount, based upon the total leasable square footage of the subject building, of $19.80 (rounded). This average rate for leasable square footage appears reasonable based upon our research of the market and market comparables.

This appraisal investigation includes visits to the facility, discussions with the current owners and management of the property, a review of available financial data, discussions with local brokers and government offices, and research and analysis of the market.

Crescent Capital Trust, Inc.
February 21, 1994
Page Two



"Market value" is defined as:

         "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         o       buyer and seller are typically motivated;

         o both parties are well informed or well advised, and acting in what they consider their own best interests;

         o       a reasonable time is allowed for exposure in the open market;

         o payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

         o the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

         [The Appraisal of Real Estate, p. 21, 10th Ed., published by The Appraisal Institute.]


The Desert Springs Medical Plaza is a two-story, Class A, 33,360 gross square foot building constructed in 1974. This building is currently 100 percent occupied with a net leasable area of 26,701 square feet.

In arriving at the opinion expressed in this report, it is assumed that the title to the property is free and clear and held under responsible ownership. The information furnished us by others is believed to be reliable, but no responsibility for its accuracy is assumed. The value reported herein is based upon the integrity of the information provided.

Crescent Capital Trust, Inc.
February 21, 1994
Page Three



Based upon the procedures, assumptions and conditions outlined in this report, we estimate the market value of the leased fee interest in the subject medical office building, as of January 1, 1994, to be as follows:

                                   $4,800,000
                                   ==========
We have no responsibility to update our report for events and circumstances occurring after the date of this report.

Neither the whole, nor any part of this appraisal or any reference thereto may be included in any document, statement, appraisal or circular without Valuation Counselors Group, Inc.'s prior written approval of the form and context in which it appears.

This appraisal report consists of the following:

         o       This letter outlining the services performed;

         o       Certifications of the appraisers;

         o       A Statement of Facts and Limiting Conditions;

         o       A Summary of Salient Facts and Conclusions;

         o       A Narrative section detailing the appraisal of the property;
                 and

         o       An Exhibit section containing supplementary data.

A copy of this report and the working papers from which it was prepared will be kept in our files for eight years.

                                                Respectfully submitted,

                                                VALUATION COUNSELORS GROUP, INC.



                                                /s/ Patrick J. Simers
                                                -----------------------
                                                Patrick J. Simers
                                                Managing Director

PJS:jef

                            APPRAISER CERTIFICATION


We, the undersigned, do hereby certify that to the best of our knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, unbiased professional analyses, opinions, and conclusions.

         We have no present or prospective interest in the property that is the subject of this report, and have no personal interest or bias with respect to the parties involved.

         Our compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in or the use of this report.

         Our analyses, opinions, and conclusions were developed, and this report has been prepared in conformity with the requirements of the Code of Professional Ethics, the Appraisal Institute, American Society of Appraisers, and the Uniform Standards of Professional Appraisal Practice.

         The use of this report is subject to the requirements of the Appraisal Institute and American Society of Appraisers relating to review by its duly authorized representatives.

         Cheryl Worthy-Pickett of Valuation Counselors has made a personal inspection of the property that is the subject of this report.

         John Bodine and Cheryl Worthy-Pickett provided significant professional assistance to the person signing this report.




         /s/ Patrick J. Simers                          Cheryl Worthy-Pickett
         ------------------------------                 ------------------------
         Patrick J. Simers                              Cheryl Worthy-Pickett
         Managing Director                              Senior Appraiser
         Nevada Certified General Real Estate
         Appraiser No. 01339

NOT TRANSFERABLE                                               NOT TRANSFERABLE

                    STATE OF NEVADA - DEPARTMENT OF COMMERCE
                              REAL ESTATE DIVISION

LICENSE: 01339            This Is to Certify That              ISSUE: 11/23/1993

SIMERS, PATRICK J
                  90 DAY PERMIT CERTIFIED GENERAL APPRAISER

                       340 INTERSTATE N PARKWAY - #440
                       ATLANTA                GA 30339

IS DULY AUTHORIZED TO ACT AS A REAL ESTATE APPRAISER FROM BUSINESS ADDRESS STATED HEREIN TO 02/21/1994 UNLESS LICENSE OR REGISTRATION IS SOONER REVOKED, CANCELLED, WITHDRAWN, OR INVALIDATED.

EXPIRES, FEBRUARY 21, 1994

IN WITNESS WHEREOF, THE DEPARTMENT OF COMMERCE, REAL ESTATE DIVISION, by virtue of the authority vested in it by Chapter 645C, Nevada Revised Statutes has caused the License or Registration to be issued with its Seal printed thereon. This license or registration must be displayed conspicuously in place of business.

                 REAL ESTATE DIVISION

                    LARRY D. STRUVE
                  DIRECTOR OF COMMERCE
                      Administrator

                   STATEMENT OF FACTS AND LIMITING CONDITIONS


Valuation Counselors Group, Inc. strives to clearly and accurately disclose the assumptions and limiting conditions that directly affect an appraisal analysis, opinion, or conclusion. To assist the reader in interpreting this report, such assumptions are set forth as follows:

Appraisals are performed, and written reports are prepared by, or under the supervision of, members of the Appraisal Institute in accordance with the Institute's Standard of Professional Practice and Code of Professional Ethics.

Appraisal assignments are accepted with the understanding that there is no obligation to furnish services after completion of the original assignment. If the need for subsequent services related to an appraisal assignment (e.g., testimony, updates, conferences, reprint or copy services) is contemplated, special arrangements acceptable to Valuation Counselors Group, Inc. must be made in advance. Valuation Counselors Group, Inc. reserves the right to make adjustments to the analysis, opinions and conclusions set forth in the report as we may deem necessary by consideration of additional or more reliable data that may become available.

No opinion is rendered as to legal fee or property title, which are assumed to be good and marketable. Prevailing leases, liens and other encumbrances, including internal and external environmental conditions and structural defects, if any, have been disregarded, unless otherwise specifically stated in the report. Sketches, maps, photographs, or other graphic aids included in appraisal reports are intended to assist the reader in ready identification and visualization of the property and are not intended for technical purposes.

It is assumed that: no opinion is intended in matters that require legal, engineering, or other professional advice which has been or will be obtained from professional sources; the appraisal report will not be used for guidance in legal or professional matters exclusive of the appraisal and valuation discipline; there are no concealed or dubious conditions of the subsoil or subsurface waters including water table and floodplain, unless otherwise noted; there are no regulations of any government entity to control or restrict the use of the property unless specifically referred to in the report; and the property will not operate in violation of any applicable government regulations, codes, ordinances or statutes.

In the absence of competent technical advice to the contrary, it is assumed that the property being appraised is not adversely affected by concealed or unapparent hazards, such as, but not limited to, asbestos, hazardous or contaminated substances, toxic waste or radioactivity. The appraiser is not qualified to detect such substances.

                   STATEMENT OF FACTS AND LIMITING CONDITIONS


No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area were taken from sources considered reliable, and no encroachment of real property improvements is considered to exist.

Information furnished by others is presumed to be reliable, and where so specified in the report, has been verified; however, no responsibility, whether legal or otherwise, is assumed for its accuracy, and cannot be guaranteed as being certain. All facts and data set forth in the report are true and accurate to the best of Valuation Counselors Group, Inc.'s knowledge and belief. No single item of information was completely relied upon to the exclusion of other information.

It should be specifically noted by any prospective mortgagee that the appraisal assumes that the property will be competently managed, leased, and maintained by financially sound owners over the expected period of ownership. This appraisal engagement does not entail an evaluation of management's or owner's effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

No effort has been made to determine the impact of possible energy shortages or the effect on this project of future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

The date of the appraisal to which the value estimate conclusions apply is set forth in the letter of transmittal and within the body of the report. The value is based on the purchasing power of the United States dollar as of that date.

Neither the report nor any portions thereof, especially any conclusions as to value, the identity of the appraiser, or Valuation Counselors Group, Inc., shall be disseminated to the public through public relations media, news media, sales media or any other public means of communications without the prior written consent and approval of Valuation Counselors Group, Inc.

Unless otherwise noted, Valuation Counselors Group, Inc. assumes that there will be no changes in tax regulations.

No significant change is assumed in the supply and demand patterns indicated in the report. The appraisal assumes market conditions observed as of the current date of our market research stated in the letter of transmittal. These market conditions are believed to be correct; however, the appraisers assume no liability should market conditions materially change because of unusual or unforeseen circumstances.

                   STATEMENT OF FACTS AND LIMITING CONDITIONS


The report and the final estimate of value and the prospective financial analyses included therein are intended solely for the information of the person or persons to whom they are addressed, solely for the purposes stated and should not be relied upon for any other purpose. Any allocation of total price between land and the improvements as shown is invalidated if used separately or in conjunction with any other report.

A copy of this report and the working papers from which it was prepared will be kept in our files for eight years.

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS



GENERAL DATA

Effective Date of Value:                       January 1, 1994

Last Date of Inspection:                       February 21, 1994

Property Identification:                       DESERT SPRINGS MEDICAL PLAZA,
                                               2121 East Flamingo Road, Las
                                               Vegas, Nevada

Interest Appraised:                            Leased Fee Estate

Building Area:                                 33,360 gross square feet; 26,701
                                               leasable square feet

Subject Land Size:                             3.34 acres, or 145,490 square
                                               feet

Improvements Description:                      A two-story, Class A, structure
                                               constructed in 1974.


CONCLUSIONS

Cost Approach:                                 $4,600,000

Sales Comparison Approach:                     $3,100,000

Income Approach:                               $4,800,000


Final Value Estimate:                          $4,800,000
                                               ==========

                                        TABLE OF CONTENTS




                                                                                             Page
                                                                                             ----
Transmittal Letter
Appraiser Certifications
Statement of Facts and Limiting Conditions
Summary of Salient Facts and Conclusions

INTRODUCTION                                                                                   1
     Property Identification                                                                   1
     Purpose and Effective Date of the Appraisal                                               1
     Function of the Appraisal                                                                 1
     Scope of the Appraisal                                                                    1
     Property Rights Appraised                                                                 2
     Definition of Value                                                                       2
     History of the Property                                                                   3
     History and Nature of the Business Environment                                            3

DESCRIPTIVE DATA                                                                               6
     Regional Analysis                                                                         6
     Neighborhood Analysis                                                                    10
     Zoning                                                                                   10
     Real Estate Taxes and Assessments                                                        10
     Site Description                                                                         11
     Improvements Description                                                                 12

HIGHEST AND BEST USE                                                                          14

VALUATION SECTION                                                                             18
     Valuation Methodology                                                                    18
     Cost Approach                                                                            19
     Sales Comparison Approach                                                                29
     Income Approach                                                                          36

CORRELATION AND CONCLUSION                                                                    38

                              TABLE OF CONTENTS
                              -----------------


EXHIBIT SECTION
- ---------------

Exhibit A    -    Professional Qualifications
Exhibit B    -    Legal Description
Exhibit C    -    Area Map
Exhibit D    -    Neighborhood Map
Exhibit E    -    Comparable Land Sale Location Map
Exhibit F    -    Plat Map
Exhibit G    -    Building Descriptions
Exhibit H    -    Rent Comparables Summary
Exhibit I    -    Subject Photographs

                                  INTRODUCTION


PROPERTY IDENTIFICATION

The subject of this appraisal is the Desert Springs Medical Plaza (hereinafter referred to as the "Plaza") located in Las Vegas, Nevada. The Plaza, located at 2121 East Flamingo Road, is a two-story, Class A, 33,360 gross square foot building with 26,701 leasable square feet, constructed in 1974. This building is currently 100 percent occupied.

A legal description of the property and detail building description is included in the Exhibit section of the report.


PURPOSE AND EFFECTIVE DATE OF THE APPRAISAL

The purpose of this appraisal is to estimate the market value of the real property identified above. The effective date of valuation is January 1, 1994.


FUNCTION OF THE APPRAISAL

The report is to be used for internal financial valuation purposes. The owner, Quorum Health Group, Inc., is considering the sale of four medical office buildings for the purpose of establishing a real estate investment trust
(REIT).  The subject property would be included in that sale.


SCOPE OF THE APPRAISAL

This appraisal engagement includes all three of the standard valuation approaches and is in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute and Society of Real Estate Appraisers. The scope of our assignment included collecting, verifying and analyzing market and property data applicable to the three approaches and consistent with the property's highest and best use. The results of the three approaches are then reconciled into a final value conclusion considering the relevancy and quality of data presented in each of the approaches.


PROPERTY RIGHTS APPRAISED

The property right appraised herein is the Leased Fee Estate.

"Leased Fee Estate" is:

         "an ownership held by the landlord with the right of use and occupancy conveyed by lease to others; the rights of lessor (the leased fee owner) and leased fee are specified by contract terms contained within the lease."

         [The Appraisal of Real Estate, p. 123, 10th Ed., published by The Appraisal Institute.]


DEFINITION OF VALUE

For the purpose of this valuation, "market value" is defined as follows:

         "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         o       buyer and seller are typically motivated;

         o both parties are well informed or well advised, and acting in what they consider their own best interests;

         o       a reasonable time is allowed for exposure in the open market;

         o payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

         o the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

         [The Appraisal of Real Estate, P. 21, 10th Ed., published by The Appraisal Institute.]

HISTORY OF THE PROPERTY

The subject medical plaza was acquired on September 30, 1993 by Quorum Health Group, Inc. This acquisition was part of the acquisition of the Desert Springs Hospital. The purchase of the facility was recorded in the Clark County records, Document Record 00702. The recorded purchased price of the Desert Springs Hospital, inclusive of the medical plaza, was $140,000,000. The allocated value for the Desert Springs Medical Plaza was $4,717,839.

Based upon confirmation by Crescent Capital Trust, the REIT has agreed upon a purchase price of $4,700,000 for the medical office building.


HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT

United States Economic Performance and Outlook

The value of the business enterprise is influenced by potential returns available from alternative investments. These return expectations are affected by economic conditions as they impact the ability of a business enterprise to generate a return on its invested capital. Perhaps the most important economic indicator affecting potential investor returns is the aggregate demand for goods and services. Aggregate demand is measured by a country's Gross Domestic Product (GDP), which is the sum of all domestic expenditures for consumption, government services, and net exports.

The United States economy has been in a period of slow economic growth, but the rate of growth appears to have increased in recent months. Gross Domestic Product (GDP) increased at a 2.1 percent annual rate during 1992 after declining (1.2%) during 1991. The GDP was 0.7 percent and 1.6 percent, respectively, for the first and second quarters of 1993, and an estimated 4.0 percent for the fourth quarter of 1993.

The components of GDP indicate that the economic recovery is affecting many sectors of the economy. Personal consumption expenditures, which account for approximately two-thirds of GDP, rose only 1.3 percent during the first half of 1993. Non-Residential Fixed Investment advanced 2.2 percent and Residential Fixed Investment grew 1.7 percent. Federal Government Purchases declined (0.6%) over the same period.

Federal Government Purchases account for 7.2 percent of the total GDP, and this decline is limited to the rate of overall GDP growth.

The value of the business enterprise is also affected by the current and expected levels of inflation and interest rates. Inflation creates uncertainty in the mind of investors as they attempt to estimate future investment returns. This uncertainty is incorporated into both the required return on equity and debt capital. The Federal Reserve has warned, however, that interest rates will be pushed higher if inflation begins to show signs of "heating up".

The economic downturn in the early 1990s resulted in sharply lower inflation. The Consumer Price Index (CPI) ended 1992 with a 3.0 percent increase compared to a 4.2 percent increase during 1991. The CPI for 1993 is currently estimated at 3.3 percent. The GDP Deflator, a much broader price level index, ended 1992 with a 2.6 percent annual increase compared to a 4.0 percent increase during 1991. The GDP Deflator is currently estimated at 2.5 percent for 1993.

The Federal Reserve Bank has adopted a relatively easier monetary policy as a result of the recession. Interest rates, as represented by long-term Treasury bond yields, declined approximately ten basis points compared to rates existing a year earlier. Long-term corporate bond rates have also decreased and the Federal Reserve's discount rate reductions have prompted commercial banks to lower their prime lending rate to 6.0 percent. Selected monetary statistics are presented in the following table.


                               INTEREST RATES AND SELECTED STATISTICS

                                         JANUARY 6, 1994        JANUARY 2, 1992

      Federal Fund Rate                       3.0%                    3.9%

      90-Day Treasury Bill Rate               3.1%                    3.9%

      30-Year Treasury Bond                   6.4%                    7.5%

      Aaa Bond Yield                          6.9%                    8.2%

      Prime Rate                              6.0%                    6.5%


Economic Outlook

According to Value Line's Quarterly Economic Review, dated December 24, 1993, the economic recovery is now 2.5 years old, but shows much slower growth than normal for a mature recovery. Among factors cited by Value Line for contributing to the recent slow growth are "high debt, stagnant personal income, low consumer confidence and a troubling unemployment rate". Recent improvements have focussed on the auto, machinery, steel, housing and specialty retailer market segments. Value Line cautions, however, that the recent improvements in the economy are being limited by a slow job growth base. Value Line's Quarterly Economic Review identified the following estimates for selected economic statistics from 1993 to 1995.

                                                 1993           1994           1995
      Real GDP                                   2.6%           3.3%           3.3%

      Personal Consumption Expenditures          3.0%           2.7%           2.3%

      Federal Government Purchases              (4.8%)         (5.8%)         (4.0%)

      30-Year Treasury Bond Yields               6.6%           6.6%           6.8%

      Prime Rate                                 6.0%           6.2%           6.4%

      Consumer Price Index                       3.1%           3.2%           3.3%

In summary, these factors play an important part in determining the supply and demand for real property, and, indirectly, the value of properties. Most of the forces discussed above are indicating an on-going soft demand for many types of commercial real estate. This soft demand has caused some property values to remain flat and some to decline. The lower interest rates in recent periods, however, are serving to stabilize commercial property values.

                                DESCRIPTIVE DATA


REGIONAL ANALYSIS

The subject property is located in the southern section of the city of Las Vegas, in the county of Clark, and the state of Nevada. An area map is included in the Exhibit section of this report. Demographic information at the county and state levels is presented below. This data was obtained from Las Vegas Perspective 1993, and from National Planning Data Corporation (NPDC), a service that provides both demographic and economic market data for all geographic areas in the United States.


Demographic Analysis

According to NPDC, the population of Clark County grew from 463,086 in 1980 to 741,459 in 1990. On an annual compounded basis, the growth rate was 4.8 percent. During the same time period, the population in Nevada grew from 800,492 in 1980 to 1,201,833 in 1990, a 4.1 percent compounded annual growth rate. It is estimated that by 1997, total population at the county and state levels will be 1,018,240 and 1,615,121, respectively. This represents annual growth rates of 4.6 percent for the county and 4.3 percent for the state over the period 1990 to 1997.

The total number of households at the county level rose from 173,888 in 1980 to 287,025 in 1990, thus representing an increase of 5.1 percent on an annual compounded basis. The total number of households in Nevada increased at a slower pace than that of the county. Between 1980 and 1990, the number of households in the state rose from 304,324 in 1980 to 466,297 in 1990, an increase of 4.4 percent compounded annually.

The 1990 median age of Clark County's population was 33.1 years, with a median age of the state at 33.3 years. Both geographic areas are considered to have mature populations similar to the national median age of 33.1 years. Approximately 7.5 percent of the total population in Clark County in 1980 was 65 years and older. In 1990, the percentage increased to 10.5 percent and is expected to reach 10.9 percent by 1997. Corresponding percentages for the state were 8.2 percent in 1980, 10.6 percent in 1990, and 11.0 percent estimated for 1997.

Based on the preceding data, the estimated change in population of persons 65 years and older at both the county and state levels is as follows:

                                                                                  Annual Compounded
                                                 1990             1995              Rate of Change
                                               --------         --------          ------------------
         County:
          Total Population                       741,459         1,018,240                4.6%
          % 65 Years +                             10.5%             10.9%
          Population 65 Years +                   77,678           110,546                5.2%

         State:
          Total Population                     1,201,833         1,615,121                4.3%
          % 65 Years +                             10.6%             11.0%
          Population 65 Years +                  127,631           177,212                4.8%

         Source:  NPDC


The above table supports the outlook that populations at both the county and state levels will continue to mature. As indicated, the total population of persons 65 years and older will increase at annual rates of 5.2 percent for the county and 4.8 percent for the state. For the most part, these rates are significantly higher than the estimated overall rates of growth between 1990 and 1997.


Economic Analysis

The median household income for Clark County increased from $18,113 in 1980 to $30,714 in 1990, representing an annual compounded rate of change of 5.4 percent. In comparison, the median household income in Nevada rose 5.5 percent on an annual compounded basis over the same time period. The state's median income in 1980 was $18,216 and increased to $31,011 in 1990.

Clark County's strong economic well-being is due to its diversification. Of the county's total number of employed (not including agriculture or mining occupations), the service industry accounts for nearly 46 percent, retail and wholesale trade 21 percent, government 11 percent, and construction 8.0 percent. Combined, the total number of employed persons in nonagricultural and mining occupations accounted for over 75 percent of the total. This distribution indicates a fairly well-balanced economy which is less prone to economic hardship should one industry experience a downturn.

The Nevada Department of Economic Security lists 35 businesses in Clark County which have more than 1,000 employees. Of these, 24 were hotels and/or casinos. Other major employers included three utility companies, three government agencies, two banks, two engineering firms, and one hospital.

Tourism provides, by far, the greatest source of income for the area.  In 1992,
21.9 million tourists generated nearly $14.7 billion in income for the Las Vegas Metropolitan Statistical Area (MSA).

Transportation is provided by U.S. Interstate Highway 15 south to Los Angeles and north to Salt Lake City, U.S. Routes 93 and 95 south to Phoenix and north to Tonopah; McCarran International Airport, which has been expanded with a new Charter/ International terminal to further facilitate airline access, Amtrak rail passenger service, and major bus lines.

The median purchase price for a home in the Las Vegas Metropolitan Statistical Area (MSA) was $119,900 in 1992, with 63 percent of households owning their homes.

The Suburban East sub-market consists of office buildings located east of Interstate 15, not including those in the Downtown sub-market. In the Suburban East sub-market, the most clearly defined corridor is Flamingo Road. The heaviest concentration of office development in this corridor is located between Maryland Parkway on the west and Eastern Avenue on the east. As the office market has expanded, Eastern and Tropicana Avenues have also become popular office locations. More recently a small cluster of office buildings has developed in the area of the Green Valley Town Center in Henderson.

The Suburban East sub-market absorbed approximately 5,560 square feet, based upon a study developed by Coopers and Lybrand. However, due to its inventory base, the sub-market vacancy rate increased slightly to 14.5 percent. The subject property is presently 100 percent occupied and located next to hospital that is growing. We would not anticipate any dramatic decline in its occupancy over the foreseeable future.

                                    TABLE 1
                      SUMMARY OF OFFICE MARKET CONDITIONS
                               BY REGION AND AGE
                                QUARTER 2 1993
                                METRO LAS VEGAS

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           ASKING
                                                                 O C C U P A N C Y   D A T A              ABSORPTION       LEASE
                                                     ------------------------------------------------     ----------       RATES
                                     Total                               Unoccupied      Unoccupied                     ------------
                                     Space                                   but            and             Current       Average &
                                     Sq. Ft.           Occupied           Committed       Available         Quarter       Weighted
                                  -------------         Sq. Ft.             Sq. Ft.        Sq. Ft.        -----------      Average
                    # of              % of           ------------       -------------   -------------       Previous    ------------
 Submarket/Age     Buildings       Metro Total             %                  %               %             12 mos.      $/Sq. Ft.
- ------------------------------------------------------------------------------------------------------------------------------------

Downtown              15              909,483           856,431              8,000          45,052           2,892         $1.39
                                         13.0%             94.2%               0.9%            5.0%         16,321         $1.60

Suburban East         56            3,566,062         3,044,589              4,750         516,723           5,560         $1.31
                                         50.8%             85.4%               0.1%           14.5%         65,062         $1.45

Suburban West         55            2,537,481         2,268,522             17,250         251,709          33,598         $1.38
                                         36.2%             89.4%               0.7%            9.9%         58,098         $1.48

- ------------------------------------------------------------------------------------------------------------------------------------
TOTAL                126            7,013,026         6,169,542             30,000         813,484          42,050         $1.35
Percent of Total                        100.0%             88.0%               0.4%           11.6%        139,481         $1.48
- ------------------------------------------------------------------------------------------------------------------------------------

New                    5              130,434           129,234                  0           1,200           2,800         $1.18
                                          1.9%             99.1%               0.0%            0.9%         47,700         $1.13

Recent                41            1,661,265         1,539,372              8,800         113,093             445         $1.44
                                         23.7%             92.7%               0.5%            6.8%         83,698         $1.52

Mature                80            5,221,327         4,500,936             21,200         699,191          38,805         $1.31
                                         74.5%             86.2%               0.4%           13.4%          8,083         $1.48

- ------------------------------------------------------------------------------------------------------------------------------------

Definitions:
New         = First occupied within the last two years.
Recent      = First occupied within the last three to five years.
Mature      = First occupied six years ago or more.
Note: Percentage may not sum 100% due to rounding.
Source: Surveyed building owners and managers, June 1993

NEIGHBORHOOD ANALYSIS

The subject property is located in the southern section of Las Vegas. It is bounded by Flamingo Road to the north, Rochelle Avenue to the south, and Bruce Street to the west. Burnham Avenue divides the hospital property from the medical office building. A map of this area is included in the Exhibit section of this report.

The subject's immediate area is comprised of a diverse sampling of commercial, medical office, and large multi-family residential units along Flamingo Road. Southwest Medical Associates, Paradise Valley Women's Care Center, Charter Counseling Center, Cosmetic Surgery Center, and a physician's clinic surround the subject providing a variety of healthcare services. South of the property are primarily modest single-family homes.

The property has convenient access to Interstate 15, which is located two miles west on Flamingo Road. McCarran International Airport is also approximately two miles southwest of the property.

Currently, there are a total of eight hospitals in the Las Vegas area providing 2,278 beds. With the continued growth of Clark County virtually assured, we believe that the resulting increased demand for quality healthcare should provide the subject with a good basis for continued growth and high occupancy levels.


ZONING

The subject property is zoned local business (C-1). Its use as a medical office is permitted in accordance with the Conditional Use permit it has been granted for the hospital site and its own separate zoning. Potential legal uses include office/institutional, retail and restaurants.


REAL ESTATE TAXES AND ASSESSMENTS

The subject property was assessed in 1988 by the Clark County Property Assessor. The property is taxed based upon approximately 35 percent of the appraised value. The property is identified by parcel number 150-360-006. The assessor's appraised values for the subject parcel is presented on the following page.

                    Clark County Property Assessor's Appraised Value
                    ------------------------------------------------
                 Land                                $1,091,857
                 Improvements                         1,881,486
                                                     ----------
                                                     $2,973,343

The subject is assessed at 35 percent of the appraised value. The indicated assessed value is $1,040,670. The Clark County tax rate is 2.6347 per $100. This would indicate a taxable amount of $27,418.53


SITE DESCRIPTION

The medical plaza site enjoys approximately 289 feet of frontage along Flamingo Road to the north and approximately 536 feet along Burnham Avenue. Ingress and egress is available from both streets, providing the primary public points of entry and departure. As indicated by the plat map included in the Exhibit section of this report, the site consists of an irregularly-shaped parcel containing 3.34 acres.

The subject land is generally level at street grade rising only slightly southwardly back toward the building improvements. Utilities to the sites include water, sewer, electricity, cable, telephone and gas.

The subject properties appear to have adequate drainage and soil load-bearing capabilities to support most development alternatives. A soil report, however, was not made available to the appraiser and it is assumed, based on existing improvement, that soil load-bearing capabilities are adequate.

We are not aware of any detrimental easements or encroachments encumbering the site. Further, we assume that the subject site is not encumbered with detrimental easements or encroachments. To our knowledge, no environmental study has been conducted on the subject site. As appraisers, we are not qualified to detect hazardous materials. Consequently, our report assumes that there are no environmentally hazardous materials in the site or building that would adversely affect the subject property's value.

According to the County Planning Office, the subject property is not located in a flood plain zone.

A legal description of the properties and a plat map are included in the Exhibit section of this report.


IMPROVEMENTS DESCRIPTION

Medical Plaza

The site at 2121 East Flamingo Road is improved with a two-story medical office building (MOB) containing a gross area of 33,360 square feet. The facility was built in 1974.

The building has full frame construction with steel columns and beams. Floors are mesh reinforced concrete with some brick on the ground floor and concrete with steel joists on the second floor. The roof cover is bituminous roofing on two-inch rigid insulation and two-inch vermiculite. The exterior walls are a mixture of stucco and eight-inch clay tile masonry units.

Partitioning is generally drywall on metal studs dividing the building into conventional medical suites. Finishes are generally good quality commercial grade carpeting, vinyl asbestos tile and suspended acoustical fiber ceilings.

Mechanical services are typical for an office building of this type. Electrical features include rigid conduit wiring, fluorescent fixtures with snap switches, wall outlets, and a Westinghouse transformer.

Heating, ventilating and air conditioning are provided by an Ajax natural gas boiler, an American hot water heater, and Commandair individual combination 1.5- to 5-ton air conditioning units.

The building is serviced by a U.S. Elevator 4,000-pound capacity elevator.

Land Improvements - MOB

Land improvements consist of concrete and asphalt paving, concrete curbing, yard lighting and signage, landscaping, a carport, and underground utility lines.

Details of the construction are shown in the Exhibit section of this report.


DEFERRED MAINTENANCE

Construction of the subject's improvements date from their original construction in 1974. The improvement is considered to have an effective age of ten years based upon its continued renovation plan. The overall condition of the facilities is considered above average. The short-lived building components have been replaced periodically. Deferred maintenance is short-term curable depreciation that should be corrected to ensure the facility remains competitive with other facilities in the area. No deferred maintenance was noted during our site inspection.

The design of the subject improvements is functional for their intended uses. Accrued depreciation due to functional features is considered minimal and is combined with physical depreciation.

The subject's location and surrounding development do not present any limitation to the competitiveness of the facilities. Surrounding the subject are several other medical establishments, which suggests no limitation in attracting physicians and patients. Therefore, we are of the opinion that no economic or external obsolescence exists.

                              HIGHEST AND BEST USE


The Appraisal Institute defines "highest and best use" as follows:

         "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value"

         [The Appraisal of Real Estate, P. 45, 10th Ed. published by The Appraisal Institute.]

The four categories of highest and best use analysis are:

         1. Physically Possible - Uses which are physically possible for the site and improvements being analyzed.

         2. Legally Permissible - Uses permitted by zoning and deed restrictions applicable to the site and improvements being analyzed.

         3. Financially Feasible - This step identifies if the physically possible and legally permitted alternatives produce a net income equal to or greater than the amount needed to satisfy operating expenses.

         4. Maximally Productive - This step clarifies which of the financially feasible alternatives provides the highest value consistent with the rate of return warranted by the market for a particular use.

There are two types of highest and best use: THE HIGHEST AND BEST USE OF LAND AS VACANT and THE HIGHEST AND BEST USE OF A PROPERTY AS IMPROVED. Both types are discussed as follows using the four categories of highest and best use.

As Vacant

The purpose of this analysis, given the site is vacant or can easily be made vacant, is to determine if something should be constructed on the site, and, if so, what should be constructed on the site.

PHYSICALLY POSSIBLE

The size and shape of the subject site is adequate for the development of a number of alternative uses including small residential, commercial, office/institutional, industrial and special-purpose properties. The site possesses good access and visibility. The size of the parcel would preclude any large developments.

LEGALLY PERMISSIBLE

As stated earlier in the Zoning section of this report, the property is currently zoned "C-1", local business. Permitted uses in this general zoning category vary widely. Potential legal uses would include some retail and restaurants, office/institutional and hotels.

Surrounding uses include the hospital, other medical office uses, some apartments and some older single-family residential properties. These use patterns would likely preclude industrial, retail or future single-family development on the site.

FINANCIALLY FEASIBLE

Having established that the site is physically suited for and legally restricted to office/institutional development, the next consideration is economic feasibility. Financially feasible uses for the site, if vacant, are those uses that would generate an economic return to the land surrounding the subject building.

MAXIMALLY PRODUCTIVE

The maximally productive use is a financially feasible use that would produce the greatest land value. Office/institutional use is physically possible and legally permissible, and new development is financially feasible. Based on this analysis, the current highest and best use of the land, if vacant, would be for office/institutional development.


As Improved

The subject site is currently improved with a 26,701 rentable square footage office building, and associated site improvements. The purpose of this discussion is to determine whether to leave the improvements as they are, to modify the improvements or to remove the improvements.

PHYSICALLY POSSIBLE

It would obviously be physically possible to leave the improvements as they are, to demolish the existing improvements and replace them with new improvements, or to make minor repairs to the deferred maintenance items on the property. The improvements are considered functional.

LEGALLY PERMISSIBLE

The improvements, as improved, are a legal conforming use according to the City of Las Vegas zoning guidelines. Under the zoning, the property could remain as it is, be torn down or renovated.

FINANCIALLY FEASIBLE

The highest and best use of the land, if vacant, was to develop with an office/institutional use based on the adjacent hospital's growth needs. Of the physically possible and legally permissible changes that could be made to the existing facility, demolishing the building would significantly reduce the current asset value, and would not be financially feasible.

MAXIMALLY PRODUCTIVE

The maximally productive use for the existing property is the financially feasible use that produces the greatest property value. The only financially feasible use is to correct any deferred maintenance that currently exists.
This will enable to the property to remain competitive in the leasing market. The highest and best use, as improved, is to not make any major changes to the current asset use. The improvements represent the current highest and best use of the property.

                               VALUATION SECTION


VALUATION METHODOLOGY

There are three principal methods to estimate the market value of the assets of the subject property. These are summarized as follows:

         COST APPROACH: This method is based on the principle of substitution, whereby no investor would prudently pay more for a property than it costs to buy land and build a comparable new building. The market value is estimated by calculating the replacement costs of a new building and subtracting all forms of depreciation and obsolescence present in the existing facility. This provides a depreciated value of the subject improvements if replaced new. The estimate of the current value of the subject land is then added to provide a market value of the property.

         SALES COMPARISON APPROACH: The principle of substitution also says that market value can be estimated as the cost of acquiring an equally desirable substitute property, assuming no costly delay in making the substitution. This method analyses the sales of other comparable improved properties. Since two properties are rarely identical, the necessary adjustments for differences in quality, location, size, services and market appeal are a function of appraisal experience and judgment.

         INCOME APPROACH: This method is based on the principle of anticipation, which recognizes that underlying value of the subject property can be estimated by its cash flow or stream of earnings. This approach simulates the future earnings for the property, and converts those earnings into a present market value estimate.

Consideration has been given to each of the three methods to arrive at a final opinion of value. The application of each approach to value is further discussed in the appropriate sections which follow.

                                 COST APPROACH


In the Cost Approach, the subject property is valued based upon the market value of the land, as if vacant, to which is added the depreciated replacement cost of the improvements. The replacement cost new of the improvements is adjusted for accrued depreciation resulting from physical deterioration, functional obsolescence, and external (or economic) obsolescence.

The cost analysis involves three basic steps:

         o       Land value estimate.

         o       Estimated replacement cost of the improvements.

         o       Estimation of the accrued depreciation from all causes.

The sum of the market value of the land and the depreciated replacement cost of the improvements and equipment is the estimated market value via the Cost Approach.


Land Valuation

Land valuation, assuming the site is vacant, is based upon the following steps:

         o A comparison with recent sales and/or asking prices for similar land.

         o Interviews with reliable real estate brokers and other informed sources who are familiar with local real estate activity.

         o       Our experience in estimating land values.

The following sales are located within the general market area of the subject property and are considered to be representative of market activity and conditions as of the valuation date. Unless otherwise indicated, the sales involved arm's length transactions that conveyed a fee simple interest, and only real property was included in the transactions.

Land Sale Number 1

Location:                             Flamingo Road, east of Arville Street
Date of Sale:                         September 5, 1991
Grantor:                              Marcor Development Company, Inc.
Grantee:                              Sun State Bank
Document Number:                      91090500024
Sale Price:                           $1,064,810
Size:                                 106,286 square feet, or 2.44 acres
Unit Price:                           $10.02 per square foot
Zoning:                               C2, County Commercial District
Comments:                             Four miles west of subject.



Land Sale Number 2

Location:                             Twain Avenue, east of Eastern Avenue
Date of Sale:                         January 10, 1991
Grantor:                              Century Property Limited
Grantee:                              Diamond Villas Partners
Document Number:                      011000465
Sale Price:                           $451,043
Size:                                 231,304 square feet, or 5.31 acres
Unit Price:                           $1.95 per square foot
Zoning:                               RE, Clark County
Comments:                             One-half-mile from subject in residential
                                      area.

Land Sale Number 3 (Listing)

Location:                             Flamingo Road, west of Topaz
Broker:                               McCardell Realty
Asking Price:                         $8.50 per square foot under current
                                      zoning (R1),[$12.50 - $15.00 after
                                      rezoning to C2 (1 - 3 months)]
Size:                                 129,809 square feet, or 2.98 acres
Unit Price:                           $8.50 per square foot (currently)
Zoning:                               R1 (Current) / C2 (Applied)
Comments:                             One-half-mile from subject on Flamingo
                                      Road.  Broker feels subject property is
                                      worth $8.00 to $12.00 per square foot.



Land Sale Number 4 (Listing)

Location:                             Flamingo Road, west of Topaz
Broker:                               Realty Holdings Group
Asking Price:                         $15.00 per square foot
Size:                                 69,696 square feet or 1.6 acres
Unit Price:                           $15.00 per square foot
Zoning:                               C1
Comments:                             One-half-mile from subject on Flamingo
                                      Road.  Broker feels average property on
                                      Flamingo Road is worth $8.00 to $9.00 per square foot.

                                              SALE SUMMARY

   SALE         SALE                                                 SIZE       UNIT PRICE
  NUMBER        DATE                     LOCATION                   SQ. FT.    PER SQ. FT.    ZONING
    1         09/05/91    Flamingo Road and Arville Street         106,286       $10.02        C2

    2         01/10/91    Twain Avenue and Eastern Avenue          231,304       $ 1.95        RE

    3         Offered     Flamingo Road and Topaz                  129,809       $ 8.50        R1

    4         Offered     Flamingo Road and Topaz                   69,696       $15.00        C1

 SUBJECT    2121 EAST FLAMINGO ROAD                                145,490                     C1



The above sales indicate an unadjusted range of $1.95 to $15.00 per square foot and range in size from 69,696 square feet to 231,304 square feet. The sales occurred in 1991. No more recent sales of comparable land have been found. Based on our analysis of the market and the recent occurrence of these transactions, no adjustment for time is necessary. Financing for the sales is deemed to be cash equivalent. As such, no adjustment for financing is required. Adjustments are necessary to reflect differences in location, access and exposure characteristics, size, zoning, and other factors influencing value.

SALE NUMBER 1 is located approximately four miles west of the subject. The sale is located on a heavily traveled commercial drive (Flamingo Road) and, therefore, requires no adjustment for location and access. Also, the size of the sale parcel is smaller than the subject. Typically, smaller parcels sell for higher unit prices than larger tracts. The subject land is 3.34 acres. As such, no adjustment for size was warranted, as the property could sell in smaller lots. Topography and zoning is considered to be comparable and, therefore, no adjustment is required. Overall, we have made no adjustment to this sale and consider the sale the most comparable to the subject.

SALE NUMBER 2 is located approximately one-half-mile northeast of the subject. The sale is located in a residential neighborhood with no frontage on a busy street. Therefore, a significant upward adjustment is warranted for location. Topography of the sale is considered comparable and requires no adjustment for this factor. No adjustment is needed for size. Overall, we have adjusted the sale upward in comparison to the subject, but have given the sale little consideration in determining the value of the subject property.

SALE NUMBER 3 (LISTING) is located one-half-mile east of the subject on Flamingo Road. An upward adjustment was necessary for location based upon the limited visibility of the parcel as compared to the subject. The property is smaller than the subject but, given the subject's characteristics, no adjustment is necessary. Topography of the offered land is considered comparable and requires no adjustment for this factor. Finally, a downward adjustment is warranted to reflect the likely reduction of the offering price during the negotiation process, and also to reflect the effects of rezoning the property.

SALE NUMBER 4 (LISTING) is also located one-half-mile east of the subject on Flamingo Road. Therefore, no adjustment is necessary for location or access. The property is smaller than the subject but, given the subject's characteristics, no adjustment is necessary. Topography of the offered land is considered comparable and requires no adjustment for this factor. Finally, a downward adjustment is warranted to reflect the likely reduction of the offering price during the negotiation process, and also to reflect the difference in zoning.

Based on the preceding analysis and discussions with local sources, we estimate a land value of $10.00 per square foot for the medical office building. This value was considered appropriate given the proximity of the parcel to Flamingo Road and its current zoning. The resulting rounded land value is as follows:

                                   $1,455,000
                                   ==========

              L A N D   S A L E   A D J U S T M E N T   G R I D
                         Desert Springs Medical Plaza
                              Las Vegas, Nevada


                      Subject    Land Comp   Land Comp   Land Comp   Land Comp
 Element                            #1          #2          #3          #4

Sale Price/SF                      $10.02      $1.95       $8.50       $15.00

Property Rights      Fee Simple    Same        Same        Same        Same
  Adjustment
                                 ----------------------------------------------
Adjusted Price/SF                  $10.02      $1.95       $8.50       $15.00

Financing               Cash       Cash        Cash        Cash        Cash
  Adjustment
                                 ----------------------------------------------

Adjusted Price/SF                  $10.02      $1.95       $8.50        $15.00

Conditions of Sale                 None        None        None         None
  Adjustment
                                 ----------------------------------------------
Adjusted Price/SF                  $10.02      $1.95       $8.50        $15.00

Market/Time
  Adjustment                            0%         0%         -5%           -5%
                                 ----------------------------------------------
Adjusted Price/SF                  $10.02      $1.95       $8.08        $14.25

Other Adjustments:                      0%        50%         10%            0%
  Location Adjustment                   0%         0%          0%            0%
  Topography Adjustment                 0%         0%          0%            0%
  Size Adjustment                       0%         0%          0%            0%
  Zoning Adjustment                     0%         0%          0%            0%
    Net Other Adjustments               0%        50%         10%            0%

FINAL ADJUSTED PRICE PER SF        $10.02      $2.93       $8.88        $14.25
                                  =============================================

Building and Site Improvements

The building and site improvements have been valued on the basis of replacement cost less accumulated depreciation. The cost new was estimated via the segregated cost method, with cost factors obtained from Marshall Valuation Services, Inc., a national cost manual. The unit cost includes both direct and indirect costs, with adjustments made for special building features, construction quality, time and location. The composite unit cost has then been applied to the gross square footage of the building to derive the replacement cost new. An amount representing entrepreneurial profit has also been included in this analysis. This profit is a necessary element in the motivation to construct the improvements and represents an additional amount the develop would expect to receive for construction of the project. The amount of entrepreneurial profit varies according to economic conditions and types of developments. For the purpose of this report, entrepreneurial profit was estimated to comprise ten percent of the direct and indirect building costs.

The total accumulated depreciation of a structure represents the loss in value due to physical deterioration, functional obsolescence, or external (or economic) obsolescence. Economic life of a structure or improvement is the period over which they contribute to the value of the property. These terms are defined as follows:

        Physical Deterioration: The loss in value due to deterioration or ordinary wear and tear, i.e., natural forces taking their toll of the improvements. This begins at the time the building is completed and continues throughout its physical life.

        Functional Obsolescence: The loss in value due to poor plan, functional inadequacy, or super-adequacy due to size, style, design, or other items. This form of depreciation occurs in both curable or incurable forms.

        External (or Economic) Obsolescence: The loss in value caused by forces outside the property itself. It can take many forms such as excessive noise levels, traffic congestion, abnormally high crime rates, or any other factors which affect a property's ability to produce an economic income, thereby causing a decline in desirability. Other forms of economic obsolescence may include governmental restrictions, excessive taxes, or economic trends.

        Economic Life: The economic life of a good quality medical office buildings is typically 40 to 50 years.

        Remaining Economic Life: Remaining economic life can be defined as the number of years remaining in the economic life of the structure or structural components as of the date of the appraisal.

Marshall Valuation Services, Inc., and the actual experience of other buildings in the market, were use to estimate the overall economic life of the improvements. The assignment of economic lives assumed that, except for the building shell and foundation, building components would be replaced periodically over the life of the building.


Physical Depreciation

The amount of physical depreciation and obsolescence in the subject building is judged normal for a building of this age. Observation of the subject property indicated that the structure and related component parts have been excellently maintained through a continuous maintenance service program.

The Desert Springs Medical Plaza was constructed in 1974, and is in very good condition. After taking into consideration all significant physical factors affecting the subject property, it is judged that the subject has an effective age equal to ten years. The remaining useful life is estimated to be 35 years. This translates into a physical depreciation estimate of 22 percent (10 years divided by 45 years). The amount of depreciation attributable to the property has been estimated on a straight-line basis, which is founded on the assumption that depreciation of a property occurs equally throughout its economic life.

The elements which make up site improvements have shorter economic lives than the building. We have estimated the aggregate useful lives of these items to be 20 years with an effective age of five years and a remaining useful life of 15 years. Therefore, the depreciation rate attributable to the site improvements on a straight-line basis is estimated to be approximately 25 percent.

The total depreciation for the building is estimated to be $864,789, and the depreciated value of the building replacement costs to be $3,066,069.

Cost Approach Conclusion

The schedule on the following page is a summary of the estimated replacement cost by category for the subject building plus estimates of all forms of depreciation.

Based on the investigation as previously defined, the market value of the subject property by the Cost Approach, as of January 1, 1994, is:

                                   $4,600,000
                                   ==========

                      SUMMARY OF VALUE VIA COST APPROACH
                         DESERT SPRINGS MEDICAL PLAZA
                              LAS VEGAS, NEVADA


                                                               Replacement
                                                                  Cost
                                                               -----------

Site Prepraration                                                   31,304
Foundation                                                          89,352
Frame                                                              363,984
Exterior Walls                                                     411,067
Basement Walls                                                           0
Floors                                                             219,006
Roof                                                               220,485
Roof Cover                                                          62,137
Partitioning & Built-In Items                                      619,431
Ceilings                                                           119,202
Floor Coverings                                                    116,492
Plumbing                                                           182,853
HVAC                                                               384,487
Electrical                                                         243,095
Other Features                                                      58,344
                                                                ----------

Total Hard Costs                                                 3,121,239

Architect's Fees Plans and Specs                    4.0%           124,850
Architect's Fees, Supervision                       3.0%            93,637
Legal, Accounting, Contingency                      7.0%           233,781
Entrepreneurial Overhead, Profit, and Other
  Miscellaneous Fees                               10.0%           357,351
                                                                ----------
Total Soft Costs                                                   809,619

Total Replacement Cost                                          $3,930,858
                                                                ==========

Accrued Depreciation

Depreciation Factor            22% Straight Line 10/45th          (864,789)
                                                                ----------

Depreciated Value of Building                                   $3,066,069

Site Improvements

  Replacement Cost                                              $  150,000
  Depreciated Cost             25% Straight Line 5/20ths           (37,500)
                                                                ----------

Depreciated Value                                               $  112,500

Plus Land Value (rounded)      3.34 acres                       $1,455,000
                                                                ----------

COST APPROACH VALUE FOR ALL ASSETS                              $4,633,569
                                                                ==========

                           SALES COMPARISON APPROACH


The Sales Comparison Approach is based upon the principle of substitution; that is, when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming there is no costly delay in making the substitution. Since two properties are rarely identical, the necessary adjustments for differences in quality, location, size, services and market appeal are a function of appraisal experience and judgment.

The Sales Comparison Approach gives consideration to actual sales of other similar properties with adjustments as previously stated. The sales prices are analyzed in common denominators and applied to the subject property in respective categories to be indicative of market value.

The unit of comparison used in this analysis is the price per square foot, which is the gross purchase price of the building divided by the net leasable area in the building. The following sales are considered to be representative of market activity and conditions as of the valuation date. Unless otherwise indicated, the sales involved arm's length transactions that conveyed a fee simple interest, and only real property was included in the transactions.
Also, all purchase prices quoted in this report represent all cash sales unless seller financing is noted and the sale prices adjusted for cash equivalency.

In our analysis, we obtained details on four medical office building sales which have occurred over the past two years. The terms of the sale and significant data was verified to the extent possible by county deed records and with parties to the transaction. Information on these sales is shown on the following pages:

IMPROVED SALE NUMBER 1

GENERAL SALE DATA

Location:                                         South 7th Professional Plaza,
                                                  801-829 7th Street, Las
                                                  Vegas, Clark County, Nevada
Date of Sale:                                     February 28, 1992
Document Number:                                  92022800202/203
Grantor:                                          Scott W. Brown
Grantee:                                          Kenneth S. Shioi Trust
Sale Price:                                       $700,000
Terms of Sale:                                    All Cash

PROPERTY DATA

Land Size:                                        21,000 square feet
Building Size:                                    7,412 square feet - leasable
Year Built:                                       1962
Occupancy at Sale:                                90%

STABILIZED OPERATING DATA
                                                  Dollars            Per SF
                                                  -------            ------
Estimated Gross Income:                           $88,944            $12.00
Vacancy Allowance @ 5%:                           ($4,447)            ($.60)
                                                  -------            ------
Effective Gross Income:                           $84,497            $11.40
Estimated Expenses @ $3.00/SF:                   ($22,236)            $3.00
                                                  -------            ------
Net Operating Income:                             $62,261             $8.40

MARKET VALUE INDICATORS

Sale Price Per Square Foot:                       $ 94.44
Stabilized Overall Rate:                              8.9%
EGIM:                                                8.28

COMMENTS

The building is a one-story brick structure with a reported lease rate of 12.00/SF triple net. There are a total of nine units approximately 800 square feet each.

IMPROVED SALE NUMBER 2

GENERAL SALE DATA

Location:                            Parkway Building
                                     Bunkado, 3909 S.
                                     Maryland Parkway,
                                     Las Vegas, Clark
                                     County, Nevada
Date of Sale:                        August 6, 1992
Document Number:                     92080600187
Grantor:                             M/M Akira & Nobuka Futami
Grantee:                             Jewish Federation of
                                     Las Vegas
Sale Price:                          $1,300,000
Terms of Sale:                       All Cash

PROPERTY DATA

Land Size:                           25,265 square feet
Building Size:                       17,227 square feet -
                                     Leasable

Year Built:                          1981

STABILIZED OPERATING DATA
                                     Dollars      Per SF
                                     -------      ------
Estimated Gross Income:              227,396      $13.20
Vacancy Allowance @ 10%:              29,561      $ 1.72
                                                  ------
Effective Gross Income:              197,835      $11.48
Estimated Expenses @ $3.00/SF         52,301      $ 3.00
                                     -------      ------
Net Operating Income:                145,534      $ 8.45

MARKET VALUE INDICATORS

Sale Price Per Square Foot:          $75.46
Stabilized Overall Rate:              11.16%
EGIM:                                  6.57

COMMENTS

This is a three-story steel frame building.   The average lease rate was
reported at 1.10/SF modified gross. Vacancy rates were reported at 13% and expenses were reported at 23% of the gross scheduled income.

IMPROVED SALE NUMBER 3

GENERAL SALE DATA

Location:
                                   Lake Mead Medical
                                   Plaza, 2031 McDaniel
                                   Street, Las Vegas,
                                   Clark County,
                                   Nevada
Date of Sale:                      March 31, 1992
Document Number:                   92033101338
Grantor:                           McDaniel Street Partnership
Grantee:                           NLVH, Inc.
Sale Price:                        $1,200,000
Terms of Sale:                     All Cash

PROPERTY DATA

Land Size:                         50,530 square feet
Building Size:                     24,000 square feet
Year Built:                        1975
Occupancy at Sale:                 100%

STABILIZED OPERATING DATA
                                    Dollars        Per SF
Estimated Gross Income*:           $216,000        $9.00
Vacancy Allowance @ 5%:              10,800        ( .45)
                                   --------        ------
Effective Gross Income              205,200         8.55
Estimated Expenses @ $2.00/SF        48,000        (2.00)
                                   --------        ------
Net Operating Income:              $157,200        $6.55

MARKET VALUE INDICATORS

Sale Price Per Square Foot:        $  50.00
Stabilized Overall Rate:              13.1 %
EGIM:                                  5.85

COMMENTS

This buyer had a one-year-old option to purchase the property. They also spent an additional $750,000 in tenant improvements. The building is a two-story steel frame structure constructed in 1975.

These three sales are summarized as follows:


                                     SUMMARY OF IMPROVED SALES

   SALE                                         RENTABLE          SALE         PRICE PER
  NUMBER      ADDRESS                           SQ. FT.          PRICE          SQ. FT.
     1        South 7th Professional Plaza      7,412         $700,000         $94.44
              801-829 7th Street

     2        Parkway Building                 17,227       $1,300,000         $75.46
              3909 S. Maryland Parkway

     3        Lake Mead Medical Plaza          24,000       $1,200,000         $50.00
              2031 McDaniel Street


The unadjusted prices of these comparables range from $50.00 per square foot to $94.44 per square foot. Each of the comparables will be discussed and adjusted for comparisons with the subject property. An Improved Sales Adjustment Matrix is shown at the end of this section. All the transactions have received a downward adjustment for time of sale since they are all older transactions.

SALE NUMBER 1 is a Class C medical office building that is located in the downtown market of Las Vegas. This transaction is reportedly at a market value price. However, an upward adjustment for location has been indicated. An additional upward adjustment has been made based upon the building condition as compared to the subject. A downward adjustment to the price per square foot is indicated because of the smaller size of this comparable. An upward adjustment to this comparable is indicated because of the subject's superior construction quality. The adjusted price per square foot of this comparable is $113.33.

SALE NUMBER 2 is an older building acquired in 1992. Upward adjustments are indicated because of the subject's superior location and because of the older age of this comparable. The adjusted price for this comparable is $94.32.

SALE NUMBER 3 is the sale of a similar building in size, but dissimilar in age. An upward adjustment has been made because this sale is a single-tenant building. An upward adjustment has been made. Upward adjustments are indicated due to the subject's superior location and construction quality. The adjusted price per square foot of this comparable is $71.88.

The adjusted prices per square foot range from $113.33 to $71.88. A rounded adjusted price at the upper end of the range of $115.00 per square foot is representative of the subject property. Based on this analysis, the market value of the subject property by the Sales Comparison Approach as of January 1, 1994, the effective date of this report, is calculated as follows:

                        26,710  x  115.00  =  $3,071,650

                            Rounded to:  $3,100,000
                                         ==========

                                    I M P R O V E D   S A L E S   A D J U S T M E N T   G R I D
                                                      Desert Springs Medical Plaza
                                                          Las Vegas, Nevada

                                      Subject         Bldg Comp       Bldg Comp       Bldg Comp
Element                                                  #1               #2              #3

Sale Price/SF                                        $ 94.44          $75.46          $50.00

Property Rights                       Fee Simple      Same            Same            Same
 Adjustment                                          ------------------------------------------

Adjusted Price/SF                                    $ 94.44          $75.46          $50.00

Financing                             Cash            Cash            Cash            Cash
 Adjustment                                          ------------------------------------------

Adjusted Price/SF                                    $ 94.44          $75.46          $50.00

Conditions of Sale                                                    None            None
  Adjustment                                               0%                              0%
                                                     ------------------------------------------
Adjusted Price/SF                                    $ 94.44          $75.46          $50.00

Market/Time
  Adjustment                                               0%              0%             15%
                                                     ------------------------------------------
Adjusted Price/SF                                    $ 94.44          $75.46          $57.50

Other Adjustments:
 Location Adjustment                                      15%             15%             15%
 Size Adjustment                                          -5%              0%              0%
 Building Adjustment                                      10%             10%             10%
   Net Other Adjustments                                  20%             25%             25%

FINAL ADJUSTED PRICE PER SF                          $113.33          $94.32          $71.88
                                                     ==========================================


                                INCOME APPROACH


The Income Approach is based on the principle of anticipation, and has as its premise that value is represented by the present worth of expected future benefits. The price that an investor will pay for an income property usually depends on the anticipated income stream. The Income Approach represents an attempt to simulate the future cash flows for the property, and to quantify the future benefits in present dollars.

The subject property, Desert Springs Medical Plaza is one of four medical office buildings that Quorum Health Group, Inc. is selling for the purpose of establishing a real estate investment trust (REIT). Quorum Health Group, Inc., the seller, will provide a net rental guarantee in the form of a master lease. The REIT, as the new property owner, will receive the net rental income regardless of the rental rates charged or received from the actual physician/tenants.

This master lease is a credit enhancement vehicle that will enable the REIT issuer to sell the REIT shares. It will also allow leasing flexibility for the office space. Crescent Capital can lease office space to various physicians at different rates and terms, or they can use the office space for hospital purposes.

The annual income stream guaranteed to the REIT is $528,750. Based upon the total leasable square footage of the subject office building of 26,701 this would correlate to a net rental rate per square foot of $19.80 rounded. We reserve the right to modify the Income Approach valuation if the actual annual rental income for the property differs significantly from the draft lease presented to us. This average rate per square foot appears to be reasonable based upon our market research and rent comparables. We have included these comparables in the Exhibit section of this report.

Valuation Counselors has received documentation of the guaranteed rental income stream, but the actual master lease agreements for the property is not yet available. For the purpose of our Income Approach, the gross income will be the guaranteed annual income stream for the professional office building of $528,750.

The subject appraisal assumes that 100 percent of the income is guaranteed through the master lease agreement. Since the leased fee interest is being appraised, there is no deduction for vacancy or credit loss.

Since the master lease provides for an income level to the REIT net of all operating expenses, the only out-of-pocket expenses to the REIT will be accounting, legal and internal administration or management expenses. These management expenses are estimated at 5.0 percent of effective gross income, or $26,438, based on the management experience of other properties. The net operating income for the property is $528,750 less $26,438, or $502,312.

The estimated direct capitalization rates, or overall rates (OARs), for the three improved sale comparables presented in the Sales Comparison Approach section of this report are summarized as follows:

  Sale Number      Property Location                              Sale Date             OAR (%)
       1           South 7th Professional Plaza                 February 1992             8.9%
                   801-829 7th Street
                   Las Vegas, Nevada

       2           Parkway Building                              August 1992             11.16%
                   3904 South Maryland Parkway
                   Las Vegas, Nevada

       3           Lake Mead Medical Plaza 2031 McDaniel          March 1992             13.1%
                   Las Vegas, Nevada

The direct capitalization, or overall rates, for these comparables ranged from
8.9  percent to 13.1 percent.

A capitalization rate at 10.5 percent, is considered appropriate because effective comparable market net lease rates are $1.80 to $6.30 per square foot less than the master lease rate of $19.80 per square foot.

Therefore, it is our opinion that the market value of the subject property by the Income Approach is calculated and rounded as follows:

                  Net Operating Income/OAR  =  Estimated Value

                          $502,312/.105  =  $4,783,924

                            Rounded to:  $4,800,000
                                         ==========

                           CORRELATION AND CONCLUSION


We have considered three approaches to value in order to estimate the value of the Desert Springs Medical Plaza. The three approaches are summarized as follows:

        Cost Approach   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $4,600,000
        Sales Comparison Approach   . . . . . . . . . . . . . . . . . . . . . . .  $3,100,000
        Income Approach   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $4,800,000

The Cost Approach involved a detailed analysis of the individual components of the property. These costs were estimated using sources which were considered to be reliable. However, estimating the replacement cost and all forms of depreciation is difficult. Based upon the data available for analysis, it is our opinion that this approach serves as support and is a fair indication of value.

The Sales Comparison Approach is based on the price that investors and owner-occupants have recently paid for comparable medical office buildings. The quantity and quality of data available in this approach was considered good, but because of the lack of available transactions in the market, it is our opinion that they are not a fair representation of value. The appraisers only consider this approach to be a fair indicator of value for the subject property.

The Income Approach normally provides the most reliable value estimate for medical office buildings such as the subject. Although many buyers of professional office buildings are owner/occupants, these buyers are generally aware of a property's cash flow potential and its value from an investor's perspective. For this reason, the Income Approach is considered the best indicator of value for the subject property.

Based on this analysis, it is our opinion that the market value of the subject medical office buildings, as of January 1, 1994, and based on the assumptions and limiting conditions in this report, is:

                                   $4,800,000
                                   ==========